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                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (the "Agreement") dated as of December 1, 2004 between CSS Industries, Inc., a Delaware corporation ("CSS") and Richard L. Morris ("Executive").

         WHEREAS, CSS and the Executive are desirous of memorializing the terms and conditions of the Executive's continued employment by CSS during the term of this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. Employment. CSS agrees to employ the Executive and the Executive accepts such employment and agrees to perform such Executive's duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

                  1.1 Employment Term. The term of this Agreement (the "Employment Term") shall commence as of the date hereof and shall continue for a term of three years, unless terminated prior thereto in accordance with a provision of Section 7 of this Agreement. If the Executive remains an employee of CSS beyond the expiration of the Employment Term, the Executive specifically acknowledges that his status will thereupon be that of an employee-at-will.

                  1.2. Duties and Responsibilities.

                           (a) During the Employment Term, the Executive shall
serve as Vice President - Chief Information Officer and shall perform all duties and accept all responsibilities consistent with such office as may from time to time be assigned to him by the Chief Executive Officer or Board of Directors ("Board") of CSS. In connection with the performance of such duties and responsibilities, the Executive will report to the Chief Executive Officer of CSS.

                           (b) The Executive represents to CSS that the
Executive is not subject or a party to any employment agreement, non-competition covenant, non-disclosure agreement or any other agreement, covenant, understanding or restriction of any nature whatsoever which would prohibit the Executive from entering into this Agreement and performing fully the Executive's duties and responsibilities hereunder, or which would in any manner, directly or indirectly, limit or affect the performance of the duties and responsibilities of the Executive described in Subsection 1.2(a) above.

                           (c) The Executive agrees to at all times comply in
all material respects with policies and procedures adopted by CSS for its employees, including, without limitation, procedures and policies relating to conflicts of interest.

                  1.3 Extent of Service. During the Employment Term, the Executive agrees to use the Executive's best efforts to carry out the duties and responsibilities described in Section 1.2 hereof and to devote his full time, attention and energy to such duties and responsibilities. The Executive agrees not to become engaged in any other business activity other than passive investments without the prior approval of the Human Resources Committee (the "Committee") of the CSS Board.

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                  1.4 Base Compensation.

                           (a) For the services rendered by the Executive
pursuant to this Agreement, CSS shall pay the Executive a salary of $230,000 for each twelve months of the Employment Term ("Base Salary"), plus such additional amounts, if any, from and after April 2005, as may be approved by the Committee, less withholding taxes and other withholdings required by law and other deductions agreed to by the Executive. Such Base Salary less applicable deductions shall be payable in installments at such times as CSS customarily pays its other officers.

                           (b) During the Employment Term: the Executive shall
be entitled to four weeks of paid vacation and shall be entitled to participate in other fringe benefit programs as CSS makes available to executives holding similar positions, including by way of illustration and not of limitation, participation in CSS' 401K Profit Sharing Plan; however, the Executive has confirmed that he does not intend to participate in either the medical or dental insurance related programs available to CSS employees as long as these benefits are available to him from his spouse's group insurance plan (other than COBRA based).

                           (c) The Executive shall be responsible for the
payment of all federal, state and local taxes in respect of the payments to be made and benefits to be provided under this Agreement or otherwise to the extent imposed upon the Executive by applicable law.

                  1.5 Incentive Compensation. In addition to the Base Salary and other compensation described in Section 1.4, the Executive shall also be eligible to participate in CSS' annual bonus program relating to the fiscal year ending March 31, 2005 and thereafter at a level of up to 60% of Base Salary in accordance with criteria annually approved by the Committee, which criteria is based, in material part, upon the achievement of certain financial and qualitative objectives. Anything of the foregoing to the contrary notwithstanding, the Executive's annual bonus relating to the fiscal year ending March 31, 2005 shall be paid on a pro rata basis. Furthermore, upon commencement of the Employment Term, the undersigned will recommend to the Committee that a grant of a Stock Option to acquire 25,000 shares of the Company's Common Stock be made to the Executive, which grant shall in all respects be subject to and in accordance with the provisions of the CSS 2004 Equity Compensation Plan ("Plan"). Thereafter during the Employment Term, the Executive will be considered for further Plan option grants by the Committee on not less than an annual basis and a recommendation will be made to the Committee that such grant be at a so-called "Grant Level" of 150%.

                  1.6 Employment Situs and Reimbursements. During the Employment Term, the Executive will not be required to relocate from the Philadelphia, PA SMSA without the Executive's consent.

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         2. Developments. All developments, including inventions, whether patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings which either directly or indirectly relate to or may be useful in the Business (the "Developments") which the Executive, either individually or in conjunction with any other person or persons, shall conceive, make, develop, acquire or acquire knowledge of during the Employment Term or at any time thereafter during which the Executive is employed by CSS, shall become the sole and exclusive property of CSS. The Executive assigns, transfers and conveys, and agrees to assign, transfer and convey to CSS, all of his right, title and interest in and to any and all such Developments and to disclose to the extent practicable all such Developments to the CSS Board. At any time and from time to time, upon the request and at the expense of CSS, the Employee will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for CSS, are or may be necessary or desirable to document such transfer or to enable CSS to file and prosecute applications for and to acquire, maintain and enforce any and all intellectual property rights with respect to any such Developments or to obtain any extension, validation, re-issue, continuance or renewal of any such intellectual property rights. CSS will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Executive for all reasonable expenses incurred by the Executive in compliance with the provisions of this Section.

         3. Confidential Information. The Executive recognizes and acknowledges that by reason of employment by and service to CSS, the Executive has had and will continue to have (both during the Employment Term and at any time thereafter during which he is employed by CSS), access to confidential information of CSS, and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, computer systems and software, packaging, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between CSS and its affiliates and dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with CSS and such affiliates ("Confidential Information"). The Executive acknowledges that such Confidential Information is a valuable and unique asset of CSS and covenants that the Executive will not, either during or at any time after the Employment Term, disclose any such Confidential Information to any person for any reason whatsoever (except as his duties described herein may require) without the prior written consent of the Committee, unless such information is in the public domain through no fault of Executive or except as may be required by law.

         4. Non-Competition.

                  (a) During the period of the later to occur of the expiration of the Employment Term or the period of the Executive's employment with CSS, and for a period of one year thereafter, the Executive will not, without the prior written consent of the Committee, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit the Executive's name to be used in connection with, any business or enterprise engaged within any portion of the United States or Canada (collectively, the "Territory") (whether or not such business is physically located within the Territory) that is engaged in the creation, design, manufacture, distribution or sale of any products that are the same or of a similar type then manufactured by CSS or by any of its affiliates during the Employment Term (the "Business"). It is recognized by the Executive that the Business and the Executive's connection therewith is or will be involved in activity throughout the Territory, and that more limited geographical limitations on this non-competition covenant (and the non-solicitation covenant set forth in Section 5 hereof) are therefore not appropriate.

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                  (b) The foregoing restriction shall not be construed to
prohibit the ownership by the Executive of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Act of 1933, provided that such ownership represents a passive investment and that neither the Executive nor any group of persons including the Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

         5. No Solicitation. For a period of one year following the date that Executive's employment with CSS is terminated by either party, the Executive agrees not to, either directly or indirectly, (i) call on or solicit with respect to the Business any person, firm, corporation or other entity who or which at the time of termination was, or within two years prior thereto had been, a customer of CSS or any of its affiliates or (ii) solicit the employment of any person who was employed by CSS or by any of its affiliates on a full or part-time basis at any time during the course of the Executive's employment with CSS, unless prior to such solicitation of employment, such person's employment with CSS or any of its affiliates was terminated.

         6. Equitable Relief.

                  (a) The Executive acknowledges that the restrictions contained in Sections 2, 3, 4 and 5 hereof are reasonable and necessary to protect the legitimate interests of CSS and its affiliates, that CSS would not have entered into this Agreement, in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to CSS. The Executive represents that the Executive's experience and capabilities are such that the restrictions contained in Sections 3 and 4 hereof will not prevent the Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is anticipated by this Agreement. THE EXECUTIVE FURTHER REPRESENTS AND ACKNOWLEDGES THAT (I) THE EXECUTIVE HAS BEEN ADVISED BY CSS TO CONSULT THE EXECUTIVE'S OWN LEGAL COUNSEL IN RESPECT OF THIS AGREEMENT, (II) THAT THE EXECUTIVE HAS HAD FULL OPPORTUNITY, PRIOR TO EXECUTION OF THIS AGREEMENT, TO REVIEW THOROUGHLY THIS AGREEMENT WITH THE EXECUTIVE'S COUNSEL, AND (III) THE EXECUTIVE HAS READ AND FULLY UNDERSTANDS THE TERMS AND PROVISIONS OF THIS AGREEMENT.

                  (b) The Executive agrees that CSS shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as any other remedies provided by law arising from any violation of Sections 2, 3, 4 and 5 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which CSS may be entitled. In the event that any of the provisions of Sections 2, 3, 4 and 5 hereof should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

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                  (c) The Executive and CSS irrevocably and unconditionally (i)
agree that any suit, action or other legal proceeding arising out of Sections 2, 3, 4 and 5 of this Agreement, including without limitation, any action commenced by CSS for preliminary or permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection to the laying of venue of any such suit, action or proceeding in any such court. The Executive and CSS also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 12 hereof.

                  (d) The Executive agrees that CSS may provide a copy of Sections 2, 3, 4 and 5 of this Agreement to any business or enterprise (i) which the Executive may directly or indirectly own, manage, operate, finance, join, participate in the ownership, management, operation, financing, control or control of, or (ii) with which the Executive may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which the Executive may use or permit the Executive's name to be used.

         7. Termination. This Agreement shall terminate prior to the expiration of the Employment Term upon the occurrence of any one of the following events:

                  7.1. Disability. In the event that Executive is unable fully to perform the duties and responsibilities set forth in Section 1.2 of this Agreement by reason of illness, injury or incapacity for one hundred eighty consecutive days, during which time the Executive shall continue to be compensated as provided in Section 1.4 hereof (less any payments due the Executive under disability benefit programs, including Social Security disability, worker's compensation, and disability retirement benefits), this Agreement may be terminated by CSS and CSS shall have no further liability or obligation to the Executive for compensation hereunder; provided, however, that Executive will be entitled to receive the payments prescribed under any disability benefit plan which may be in effect for employees of CSS and in which the Executive participated. The Executive agrees, in the event of any dispute under this Section 7.1, to submit to a physical examination by a physician selected by CSS, who is licensed in the Commonwealth of Pennsylvania.

                  7.2. Death. In the event that the Executive dies during the Employment Term, CSS shall pay to the Executive's executors, legal representatives or administrators an amount equal to the installment of Base Salary set forth in Subsection 1.4 (a) hereof for the month in which the Executive dies and applicable incentive compensation, if any, referred to in
Section 1.5 hereof in respect of the last fiscal year ended prior to the date of the Executive's death to the extent earned, but not yet paid. Thereafter CSS shall have no further liability or obligation hereunder to the Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive; provided, however that the Executive's estate or designated beneficiaries shall be entitled to receive the payments prescribed for such recipients under any death benefit plan which may be in effect for employees of CSS in which the Executive participated.

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                  7.3. Cause. Nothing in this Agreement shall be construed to prevent its termination by CSS at any time for "cause". For purposes of this Agreement, "cause" shall mean the failure of the Executive to perform or observe any of the terms or provisions of this Agreement, a failure to comply with a lawful directive of the Chief Executive Officer of CSS or the CSS Board, conviction of a crime involving moral turpitude or substance abuse or the willful engaging by the Executive in misconduct injurious to CSS or any of its affiliates. In the event of termination for cause, CSS shall pay the Executive an amount equal to the installment of Base Salary due until the date of termination and any reimbursable expenses then due the Executive and shall have no further liability or obligation to the Executive for compensation hereunder. Such termination shall be effected by notice thereof transmitted to the Executive in a manner permitted by the notice provisions of Section 12 hereof and shall be effective as of the date of transmittal of such notice.

                  7.4. Without Cause by CSS. CSS may also terminate this Agreement at and for CSS' sole convenience and in its sole discretion and without specifying any cause. In such event, and contingent upon (i) receipt by CSS of a valid and fully effective release (in form and substance reasonably satisfactory to CSS) of all claims of any nature which the Executive might have at such time against CSS and its affiliates and their respective officers, directors and agents excepting therefrom only any payments due the Executive from CSS pursuant to this Section 7.4, and (ii) the resignation of the Executive from all positions of any nature which Executive may then have held with CSS and its affiliates, CSS shall continue to pay Executive until the end of the Employment Term the Base Salary set forth in Subsection 1.4(a) hereof in the installments provided therein, together with payment of any incentive compensation described in Section 1.5 to the extent such incentive compensation related to CSS' then last fiscal year which had been earned by the Executive, but not yet paid. Notwithstanding anything of the foregoing to the contrary, the gross amount of any compensation that the Executive becomes entitled to receive from employment by another or self-employment during the period that the Executive continues to receive compensation from CSS pursuant hereto shall constitute an offset and credit against any obligation of payment by CSS pursuant to this Section 7.4. The Executive agrees to promptly advise CSS from time to time of his entitlement to any such compensation.

         8. Survival. Notwithstanding the termination of this Agreement by CSS by reason of either the Executive's disability under Section 7.1, for cause under Section 7.3, without cause under Section 7.4, the Executive's obligations under Sections 2, 3, 4 and 5 hereof shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against the Executive in Section 6 hereof shall continue in force along with the provisions of Sections 8 through 17 hereof. Any payment obligation of CSS set forth in Sections 1 and 7 hereof shall survive the termination of this Agreement and remain in full force and effect.

         9. Arbitration. Except as otherwise provided in Section 6(c) with respect to injunctive relief, all disputes between the parties hereto pertaining to this Agreement shall be settled by arbitration before one arbitrator pursuant to the Employment Arbitration Rules of the American Arbitration Association in Philadelphia, Pennsylvania; provided, however, that any award pursuant to such arbitration shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto. Nothing herein shall prevent the parties from settling any dispute by mutual agreement at any time. Each party shall pay his or its own expenses of arbitration and shall equally share the expenses of the arbitrator.

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         10. Premises At 1616 Walnut Street, Philadelphia, PA. The Executive has
advised CSS that Xernon Technology Solutions, LLC, a limited liability company of which the Executive owns all of the equity ("Tenant") is tenant under lease dated November 11, 2003 ("Lease") of Premises designated Suite 1510 ("Premises") in the building known as 1616 Walnut Street, Philadelphia, PA. The current Lease term expires December 31, 2008; however, this term may be prematurely terminated by the Tenant on December 31, 2006 by giving not less than 120 days written notice to the landlord and paying the landlord $3,600. It is agreed that the Executive will cause the Tenant to seek the consent of the landlord under the Lease to an assignment of the Lease to CSS in accordance with the provisions of
Section 17 thereof. CSS will either pay directly or reimburse the Executive for the $200.00 fee payable to the landlord simultaneous with the request for consent. Commencing the Employment Term and ending on the date that the assignment of the Lease has occurred, CSS will either pay directly or reimburse the Tenant for the rent payable to the landlord of the Premises pursuant to
Section 4 of the Lease and for the utilities utilized in the Premises during such period. During the Employment Term, the Executive shall continue to utilize the Premises until such time as an office at 1845 Walnut Street, Philadelphia, PA is ready for occupancy by the Executive.

         11. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

         12. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given either when hand delivered, or if not hand delivered, either mailed by registered or certified mail postage prepaid, or sent by electronic facsimile transmission (with a hard copy sent by a nationally recognized overnight courier or registered mail), or sent by a nationally recognized overnight courier, as follows (provided that notice of change of address shall be deemed given only when received):

                  If to CSS, to:

                                    1845 Walnut Street, Suite 800
                                    Philadelphia, PA 19103
                                    Attention:  David J. M. Erskine, President

                                    Telecopy:  215-569-9979

                  If to the Executive, to:

                                    914 Latimer Street
                                    Philadelphia, PA 19107
                                    Telecopy:   215-629-0125

or to such other names or addresses as CSS or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

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         13. Entire Agreement; Contents of Agreement.

                  (a) Except as otherwise set forth herein, this Agreement supersedes all prior agreements and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by the Executive and approved by the Committee and executed on behalf of CSS by a duly authorized officer. The Executive and CSS acknowledge that the effect of this provision is that no oral modifications of any nature whatsoever to this Agreement shall be permitted.

                  (b) The Executive and CSS acknowledge that from time to time, CSS may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and representatives of CSS may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of CSS (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature by either CSS to the Executive.

         14. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, including without limitation any buyer of all or substantially all of the assets of CSS, except that the duties and responsibilities of the Executive hereunder are of a personal nature and shall not be assignable or delegated in whole or in part by the Executive.

         15. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application in any other jurisdiction.

         16. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by a party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

         17. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

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         IN WITNESS WHEREOF, the undersigned have executed this Employment
Agreement as of the date first above written.

                                       CSS Industries, Inc.



                                       By:____________________________________
                                            David J. M. Erskine, President and
                                            Chief Executive Officer


                                       ________________________________________
                                       Richard L. Morris






















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